Exhibit 99.1
FORM 11-K
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2007
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                                                              To
Commission file number 1-10254
TOTAL SYSTEM SERVICES, INC. EMPLOYEE STOCK PURCHASE PLAN
TOTAL SYSTEM SERVICES, INC.
1600 FIRST AVENUE
COLUMBUS, GEORGIA 31901
(706) 649-2310

Exhibit 99.1
TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Financial Statements
December 31, 2007, 2006, and 2005
(With Report of Independent Registered Public Accounting Firm Thereon)

KPMG LLP Suite 2000 303 peachtree Street, NE Atlanta, GA 30308
Report of Independent Registered Public Accounting Firm
The Plan Administrator
Total System Services, Inc.
     Employee Stock Purchase Plan:
We have audited the accompanying statements of financial condition of the Total System Services, Inc. Employee Stock Purchase Plan (the Plan) as of December 31, 2007 and 2006, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2007. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2007 and 2006, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.
Atlanta, Georgia
April 25, 2008
KPMG LLP, a U.S. limited liability partnership, is the U.S. member firm of KPMG International, a Swiss cooperative.

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Statements of Financial Condition
December 31, 2007 and 2006

	2007	2006
Assets

Common stock of Total System Services, Inc. at fair value — 1,432,874 shares (cost $34,401,542) in 2007 and 1,768,706 shares (cost $37,145,448) in 2006	$40,120,467	46,676,152
Dividends receivable	86,094	115,660
Contributions receivable	678,096	629,323

	$40,884,657	47,421,135

Plan Equity

Plan equity (3,928 and 4,218 participants at December 31, 2007 and 2006, respectively)	$40,884,657	47,421,135

See accompanying notes to financial statements.

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Statements of Operations and Changes in Plan Equity
Years ended December 31, 2007, 2006, and 2005

	2007	2006	2005
Dividend income	$4,123,461	462,079	367,942
Realized gain on distributions to participants (note 4)	6,786,714	683,487	1,802,880
Unrealized (depreciation) appreciation in common stock of Total System Services, Inc. (note 3)	(3,811,779)	11,281,738	(10,127,064)
Contributions:
Participants	10,668,877	10,074,831	9,436,042

Participating Employers:
Total System Services, Inc.	4,188,585	4,013,801	3,783,552
Columbus Depot Equipment Company	206	190	177
Columbus Productions, Inc.	40,830	40,147	38,846
TSYS Canada, Inc.	54,578	48,955	40,742
TSYS Total Debt Management, Inc.	97,032	81,739	75,235
ProCard, Inc.	83,428	84,769	93,095
TSYS Acquiring Solutions, Inc.	586,276	541,160	515,951
TSYS Loyalty, Inc.	147,771	129,317	92,236
TSYS Technology Center	111,118	97,240	79,245
TSYS Staffing	499	—	—
TSYS Prepaid	24,444	—	—

Total employer contributions	5,334,767	5,037,318	4,719,079

Increase in Plan equity before withdrawals	23,102,040	27,539,453	6,198,879

Withdrawals by participants — common stock of Total System Services, Inc. at fair value (1,017,687 shares in 2007, 765,391 shares in 2006, and 631,575 shares in 2005) (note 4)	(29,638,418)	(16,508,699)	(13,082,903)

(Decrease) increase in Plan equity for the year	(6,536,378)	11,030,754	(6,884,024)

Plan equity at beginning of year	47,421,135	36,390,381	43,274,405

Plan equity at end of year	$40,884,757	47,421,135	36,390,381

See accompanying notes to financial statements.

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2007, 2006, and 2005
(1)	Description of the Plan
The Total System Services, Inc. Employee Stock Purchase Plan (the Plan) was implemented as of October 1, 1984. The Plan is designed to enable participating Total System Services, Inc. (TSYS) and subsidiaries’ employees to purchase shares of common stock of TSYS at prevailing market prices from contributions made by them and TSYS and subsidiaries (the Participating Employers).
TSYS serves as the plan administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”
Prior to July 1, 2002, all employees who work 20 hours per week or more were eligible to participate in the Plan after completing three months of continuous employment prior to the beginning of a calendar quarter. Effective July 1, 2002, the Plan was amended to allow employees who work 20 hours per week or more to become eligible to participate in the plan on the first payroll date after completing three months of continuous employment. Effective December 31, 2002, employees of TSYS or TSYS affiliates who are employed in a country other than the United States and are eligible to participate in a compensatory stock plan sponsored by TSYS or TSYS affiliates similar to the Plan that has been established pursuant to the laws of that country are not eligible to participate in the Plan. Participants contribute to the Plan through payroll deductions as a percentage of compensation. The minimum contribution was 0.5%, and the maximum contribution ranges from 3% to 7%, based on years of service. Effective July 1, 2002, the minimum allowable contribution is 1% of compensation. Matching contributions to the Plan are to be made by the Participating Employers in an amount equal to one-half of each participant’s contribution. Participants are immediately vested in their contributions and Participating Employers’ matching contributions.
The Plan provides, among other things, that all expenses of the Plan and its administration shall be paid by TSYS with the exception of brokers’ fees, commissions, postage, and transaction costs which are included in the cost of each participant’s investment in common stock of TSYS.
The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of TSYS or in a lump-sum cash distribution. Prior to January 23, 2002, participants who had previously withdrawn shares from their Plan account remained eligible to participate, but with certain exceptions were precluded from receiving matching contributions from the Plan sponsor for a specified period of time. Effective January 23, 2002, the Plan was amended to allow employees to make unlimited withdrawals without their Participating Employers matching contributions being suspended.
The Plan provides that upon termination of participation in the Plan, each former participant will receive, at his or her discretion, (i) the full number of shares of TSYS common stock held on his or her behalf by the Agent, together with a check for any fractional share interest, or (ii) a lump-sum cash distribution for the proceeds of the sale of all shares held by the Agent on his or her behalf.
Participation in the Plan shall automatically terminate upon termination of a participant’s employment whether by death, retirement, or otherwise.
(Continued)

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2007, 2006, and 2005
TSYS expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or her, or TSYS prior to the date of such amendment or termination.
TSYS reserves the right to suspend Participating Employer contributions to the Plan if its board of directors feels that TSYS’ financial condition warrants such action.
(2)	Summary of Significant Accounting Policies
The investment in common stock of TSYS is stated at fair value, which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such security is traded. The December 31, 2007 and 2006 fair values were $28.00 and $26.39 per share, respectively.
The realized gain on distributions to participants is determined by computing the difference between the average cost per share of common stock and the fair value per share at the date of the distribution to the participants, less transaction costs.
Contributions to the Plan by TSYS and participating employees are accounted for on the accrual basis. Withdrawals are accounted for upon distribution. At December 31, 2007, plan investments include 4,917 shares held by 47 terminated employees who have not yet requested distribution in accordance with the terms of the Plan.
Dividend income is accrued on the record date.
The Plan’s investment in the common stock of TSYS is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.
The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by their employer. Cash dividends paid on common stock of TSYS purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the common stock of TSYS purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.
Management of the Plan believes that the carrying amount of the receivables is a reasonable approximation of the fair value due to the short-term nature.
(Continued)

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2007, 2006, and 2005
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
(3)	Unrealized (Depreciation) Appreciation of Common Stock of TSYS
Changes in unrealized (depreciation) appreciation in common stock of TSYS are as follows:

	2007	2006	2005
Unrealized appreciation (depreciation) at end of year	$5,718,925	9,530,704	(1,751,034)
Unrealized appreciation (depreciation) at beginning of year	9,530,704	(1,751,034)	8,376,030

Unrealized (depreciation) appreciation for the year	$(3,811,779)	11,281,738	(10,127,064)

(4)	Realized Gain on Withdrawal/Distributions to Participants
The gain realized on withdrawal/distributions to participants is summarized as follows:

	2007	2006	2005
Fair value at dates of distribution or redemption of shares of common stock of TSYS	$29,638,418	16,508,699	13,082,903
Less cost (computed on an average cost basis) of shares of common stock of TSYS distributed or redeemed	22,851,704	15,825,212	11,280,023

Total realized gain	$6,786,714	683,487	1,802,880